Exhibit 99.1

FOR IMMEDIATE RELEASE:	July 22, 2009
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS SECOND QUARTER RESULTS

St. Paul, Minn. (7/22/09)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its second quarter ended June 30, 2009. Revenue for the quarter was $1,185,000, down from revenue of $1,751,000 in the first quarter of 2009. Net loss for the quarter was $832,000, or $0.08 per share, as compared to a net loss of $740,000, or $0.07 per share, in the first quarter of 2009.

“Second quarter of 2009 was our worst revenue quarter since we went public in 1993, and we believe reflected the bottom of this down cycle for the semiconductor equipment industry," Joseph C. Levesque, president and chief executive officer, commented. “In these very challenging times we were able to maintain our gross margins at first quarter levels, maintain our reduced operating expenses, and minimize our operating loss and negative cash flow. In addition, the semiconductor industry improved markedly during the second quarter, although spurred largely by restocking requirements after its general overreaction to declining demand in the fourth quarter of 2008 and the first quarter of 2009. But there also seemed to be a bottoming and the beginnings of rejuvenation of the demand for ICs during the quarter, and forecasters are generally predicting growth in the semiconductor industry during the second half of this year.”

“Utilization rates remain relatively low in the semiconductor industry, but we believe the forecasted growth in the semiconductor industry will also result in growth in the semiconductor equipment industry in the second half of this year,” Levesque continued. “We are witnessing increased activity in our customer base, and we have already booked as much in the third quarter of 2009 as we did in the first and second quarters combined, and shipped more in the third quarter than we did in the entire second quarter. Although we believe these improving industry trends will continue into 2010 and 2011, activity is uneven within our customer base, world economic conditions remain fragile, and the sustainability of these trends is far from assured.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2008.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2009	2008	2009	2008

Net sales	$1,185	$3,222	$2,936	$8,857
Cost of goods sold	848	1,762	2,099	4,621
Gross profit	337	1,460	837	4,236
Gross profit percent	28.4%	45.3%	28.5%	47.8%

Operating expenses:
Selling, general and administrative	1,130	1,496	2,330	3,198
Research and development	529	748	1,004	1,524
Total operating expenses	1,659	2,244	3,334	4,722

Loss from operations	(1,322)	(784)	(2,497)	(486)
Interest income, net	46	83	84	203
Loss before income taxes	(1,276)	(701)	(2,413)	(283)
Income tax benefit	444	260	841	105

Net loss	$(832)	$(441)	$(1,572)	$(178)

Loss per share (basic and diluted)	$(0.08)	$(0.04)	$(0.15)	$(0.02)

Weighted average common shares
outstanding (basic and diluted)	10,598	10,586	10,598	10,570

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	June 30,	December 31,
	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$10,374	$11,629
Accounts receivable, net	647	1,539
Inventories - operations	8,665	9,120
Inventories - shipped equipment, subject to
revenue deferral	-	42
Deferred income taxes	127	127
Other current assets	426	298
Total current assets	20,239	22,755

Property and equipment, net	130	143
Deferred income taxes	3,332	2,489
Other assets	159	215

Total assets	$23,860	$25,602

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt	$-	$12
Trade accounts payable	363	571
Other current liabilities	629	919
Total current liabilities	992	1,502

Shareholders' equity	22,868	24,100

Total liabilities and shareholders' equity	$23,860	$25,602